UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 1, 2010 (February 26, 2010)

WORTHINGTON INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Ohio	1-8399	31-1189815
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Wilson Bridge Road, Columbus, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(614) 438-3210

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Worthington Cylinders Wisconsin, LLC (the “Company”), a subsidiary of Worthington Industries, Inc. (the "Registrant"),  has been involved in a dispute with a customer, the  Irwin Tool (d/b/a  BernzOmatic) division of Newell Rubbermaid, Inc. ("BernzOmatic"), relating to a three-year supply contract (the “Contract”) effective January 1, 2006, which the Company terminated as of March 1, 2007.  The dispute relates primarily to the Company’s early termination of the Contract as a result of certain actions of BernzOmatic which the Company believed breached the Contract, and the resulting price increases charged to BernzOmatic during 2007 and 2008 after such early termination.  As required by U.S. generally accepted accounting principles, the Company deferred $9.3 million of revenue relating to the price increases, which effectively created a reserve in that amount relating to this dispute.

The dispute was litigated in Federal District Court in Charlotte, North Carolina.  On February 26, 2010, the jury awarded contract damages relating to the price increases and other items to BernzOmatic of approximately $13.0 million, which is $3.7 million in excess of the revenue recognition reserve.  The Company expects to record this $3.7 million pre-tax charge in its results for the fiscal third quarter ended February 28, 2010.

The Company believes that it has numerous grounds to appeal the jury's verdict, and intends to vigorously pursue such an appeal.

The Company expects that payment of the jury award will be stayed pending appeal and will post any bond necessary to effect such a stay.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORTHINGTON INDUSTRIES, INC.

Date:	March 1, 2010	By:	/s/ Dale T. Brinkman
Dale T. Brinkman, Vice President-Administration,
General Counsel and Secretary